Exhibit 21.1

Subsidiaries of alpha-En Corporation

Subsidiary	State of Incorporation	Owner	Percentage

Avenue Pictures, Inc.	Delaware	alpha-En Corporation	100%

Wombat Productions, Inc.	Delaware	alpha-En Corporation	100%